EXHIBIT 11



                          GLASGAL COMMUNICATIONS, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                           For the Three Months Ended
                      (in thousands, except per share data)



                                               July 31, 1997     July 31, 1996
                                              ---------------   ---------------


Earnings (loss) per share

Income (loss) from continuing operations          $       25        $  1,897
Discontinued operations                                   --           (503)
                                                   ---------         -------

Net income                                        $       --        $  1,394
                                                   ---------         -------

Weighted average number of shares                     23,709          20,306
  outstanding

Assumed issuances under exercise of stock              2,125           6,569
  options and warrants                             ---------         -------

Weighted average and common stock                     25,834          26,875
  equivalents                                      ---------         -------

Income (loss) from continuing operations          $     0.00        $   0.07
Discontinued operations per share                       0.00          (0.02)

Net loss per share                                $     0.00        $   0.05
                                                   ---------         -------